Exhibit 10.39
2008 Motorola Incentive Plan

Amended and Restated December 31, 2008
Overview
The 2008 Motorola Incentive Plan has been established to retain Employees through competitive rewards, attract premier talent, align individual efforts with business goals, and reward Employees for strong business performance. The Plan is based on successive calendar-year performance periods commencing 1 January 2008. The Plan is being implemented pursuant to the terms and conditions of the Omnibus Plan. Capitalized terms are defined in the “Definitions” section below.
Eligibility
To be eligible to participate in this Plan, an individual must be:
•	A full-time or part-time Employee of Motorola assigned to a Participating Organization;

•	Not a participant in any other annual group incentive or bonus plan (e.g., sales commission plans, etc.); and

•	The Employee must meet one of the following conditions:
▪	The Employee is active on a Company payroll as of the end of the Plan Year;

▪	The Employee is on a Leave of Absence as of the end of the Plan Year;

▪	The Employee Retired from the Company during the Plan Year while actively employed or from a Leave of Absence;

▪	The Employee died during the Plan Year while actively employed by the Company or while on a Leave of Absence; or

▪	The Employee separated from the Company during the Plan Year under certain circumstances in connection with a reduction in force or restructuring, which circumstances are described in the “General Provisions” section below.

The MIP Committee may modify the foregoing eligibility provisions to exclude groups of employees on a country-wide or business unit/organizational basis as the MIP Committee deems necessary or appropriate.
Award Calculation
Awards will be calculated and paid after the close of each Plan Year on which the awards are based. The award amount will be based on Eligible Earnings, the Target Award Percentage, and the Business and Individual Performance Factors, as follows:

Award	=	Eligible Earnings	*	Target Award Percentage	*	Business Performance Factor	*	Individual Performance Factor
Target Award Percentages, Business Performance Factors and Individual Performance Factors for each Plan Year shall be determined by the Compensation Committee. Business Performance Factors shall be based on Operating Earnings, Operating Cash Flow, Gross Margin and/or such other factors as may be determined by the Compensation Committee in its complete discretion.
Payout Process
•	All earned awards will be paid in cash. Payment will be made as soon as administratively practical during the calendar year immediately following the close of a Plan Year (unless a Participant makes an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended, to defer payment of a portion of the Participant’s Award, in which case such payment, if any, shall be made in accordance with such election).

•	A Participant shall have no right to any award until that award is paid.
Administration
•	The Compensation Committee has the overall responsibility for administering and amending this Plan, subject to the following:
•	The Compensation Committee, in its discretion, can include or exclude individual items from the calculation of the Business Performance Factors for good reason.

•	The Compensation Committee has delegated to the MIP Committee the authority to manage the day-to-day administration of the Plan including without limitation the discretionary authority to (i) administer and interpret the terms of the Plan, and (ii) amend the Plan only as necessary to reflect any ministerial, administrative or managerial functions; provided that any such amendment does not alter the Business Performance Factor once established for any Participating Organization or the Motorola-Wide Business Performance Factor for any Plan Year and provided that any such amendment does not increase the total payout under the Plan unless such increase is minor and due to increased Target Award Percentages, additional Participants, or other administrative changes.

•	The Compensation Committee has delegated certain responsibilities to the Chief Executive Officer of the Company, the exercise of which cannot result in an increased aggregate cost of the Plan in any Plan Year.

•	The Compensation Committee specifically reserves to itself the authority to set the initial Target Award Percentage and to determine any final award payment for any Participant who is (i) subject to Section 162(m), (ii) subject to Section 16, or (iii) designated as a member of the Motorola Senior Leadership Team.
•	Any claims for payments under the Plan or any other matter relating to the Plan must be presented in writing to the MIP Committee within 60 days after the event that is the subject of the claim. The MIP Committee will then provide a response within 60 days, which shall be final and binding.
General Provisions
•	Awards are subject to all applicable withholding taxes and other required deductions.

•	The Plan will not be available to Employees who are subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the MIP Committee.

•	This Plan does not constitute a guarantee of employment nor does it restrict the Company’s rights to terminate employment at any time or for any reason.

•	The Plan and any individual award is offered as a gratuitous award at the sole discretion of the Company. The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles an Employee to any remuneration or benefits not set forth in the Plan nor does it restrict the Company’s rights to increase or decrease the compensation of any Employee, except as otherwise required under applicable law.

•	Except as explicitly provided by law, the awards shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Awards are not to be taken into account for determining overtime pay, severance pay, termination pay, pay in lieu of notice, or any other form of pay or compensation.

•	Except as explicitly provided by law, this Plan is provided at the Company’s sole discretion and the Compensation Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.

•	All awards to Covered Persons are subject to the terms and conditions of the Recoupment Policy. The Recoupment Policy provides for determinations by the Company’s independent directors of a Policy Restatement. In the event of a Policy Restatement, the Company’s independent directors may require, among other things, reimbursement of the gross amount of any bonus or incentive compensation paid to the Covered Person hereunder on or after January 1, 2008 if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon the Covered Person. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.

•	The Plan shall not be funded in any way. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of awards. To the extent any person acquires a right to receive payment under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company.

•	Award opportunities may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

•	The Compensation Committee establishes the following administrative provisions reflecting changes in Employee status during the Plan Year:
▪	Notwithstanding that employee retention is an important objective of this Plan and that awards do not bear a precise relationship to time worked within the calendar year or length of service with the Company, the following will apply to Participants who separate from employment (payroll) prior to the end of the Plan Year:
•	If the reason for separation is death, or Retirement, whether or not the Employee is then on a Leave or Absence, the Employee shall be eligible for a pro rata award using Eligible Earnings for the time actually worked during the Plan Year;

•	If (i) the reason for separation is a reduction in force or restructuring, and (ii) the Employee separates from employment on or after November 1, 2008, and (iii) the Employee receives separation pay and/or benefits as part of a group-wide voluntary or involuntary separation plan, and (iv) in locations where the receipt of some or all of such separation pay or benefits is conditioned on the Employee signing a release or waiver of claims against the Company, the Employee has signed such release or waiver, and (v) the Employee is not an appointed vice president or elected officer of Motorola, Inc., the Employee shall be eligible for a pro rata award using Eligible Earnings for the time actually worked during the Plan Year;
▪	For any other Employee who separates from employment prior to the end of the Plan Year, such Employee shall not receive any award under this Plan attributable to that Plan Year.

▪	In the event a Participant is on a Leave of Absence at the end of a Plan Year, but is not actually working, any award received by the Participant shall be based solely on the Participant’s Eligible Earnings for the time the Participant actually worked during the Plan Year.

▪	Any award payable on behalf of a deceased Participant shall be paid to the decedent’s estate. A Participant on any type of Leave of Absence shall not be considered to be actually working during the Leave of Absence for purposes of this Plan.

▪	Awards for transferred, promoted or demoted Participants will be calculated using (i) the Individual Performance Factor assigned at the end of the Plan Year and (ii) the Target Award Percentages and Business Performance Factors prorated for the portions of the Plan Year the Participant was assigned different target awards or was in different Participating Organizations during the Plan Year; provided, however, that the Target Award Percentage may not be increased without Compensation Committee approval for any Participant who is (i) subject to Section 162(m), (ii) subject to Section 16, or (iii) designated as a member of the Motorola Senior Leadership Team.
The MIP Committee may modify the foregoing administrative provisions as it deems necessary or appropriate to apply to groups of employees on a country-wide or business unit/organizational basis as the MIP Committee deems necessary or appropriate.
Definitions
Company: Motorola, Inc. and its subsidiaries.
Compensation Committee: the Compensation and Leadership Committee of the Board of Directors.
Covered Persons: officers (as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company.
Divested: the sale, lease, outsourcing arrangement, spin-off or similar transaction wherein a subsidiary is sold or whose shares are distributed to the Motorola stockholders, or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of the Company or a subsidiary.
Eligible Earnings: the MIP Committee will determine Eligible Earnings for each country, consistent with their respective legal and practical requirements. The MIP Committee may determine inclusions and exclusions from Eligible Earnings to apply to groups of employees on a country-wide or business unit/organizational basis as the MIP Committee deems necessary or appropriate.

     Employee: a person in an employee-employer relationship with the Company whose base wage or base salary is processed for payment by the payroll department(s) of the Company or a subsidiary and not by any other department of the Company. The term Employee shall exclude the following:
•	Any independent contractor, consultant, or individual performing services for the Company who has entered into an independent contractor or consultant agreement;

•	Any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for services;

•	Any person classified by the Company as a temporary or contract labor (such as black badges, brown badges, contractors, contract employees, job shoppers) regardless of the length of service; and

•	Any “leased employee” as defined in Section 414(n) of the U.S. Internal Revenue Code of 1986, as amended.
Such individuals shall be precluded from retroactive participation in the Plan even if a court or governmental or regulatory entity subsequently reclassifies such individuals as common law employees of the Company on a retroactive basis.
Gross Margin: net sales minus the cost of goods sold, calculated according to GAAP.
Leave of Absence: an approved leave of absence.
MIP Committee: a committee to which the Compensation Committee may delegate certain powers and duties as described above. Unless otherwise determined, the MIP Committee will consist of the Senior Human Resources Officer, a senior Compensation Officer, and a senior Finance Officer. The MIP Committee may establish self-governance procedures such as by-laws, and shall keep minutes regarding all actions taken by the MIP Committee.
Omnibus Plan: the Motorola Omnibus Incentive Plan of 2006, or any successor plan.
Operating Earnings: calculated according to GAAP, excluding the effect of the following items, if and only if, such items are separately identified in the Company’s quarterly earnings press releases: (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business or investment, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition.

Operating Cash Flow: calculated according to GAAP, excluding gains on sales of investments and securities.
Participant: an Employee who meets the eligibility requirements set forth above.
Plan: the 2008 Motorola Incentive Plan, as amended from time to time.
Plan Year: calendar-year performance periods commencing each 1 January.
Policy Restatement: a restatement of the Company’s financial results caused by the intentional misconduct of a Covered Person.
Recoupment Policy: the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as it may be amended from time to time.
Retired or Retirement: this Plan utilizes the definition of “retiree” and retirement that appears in the primary retirement plan covering the Participant.
Section 16: Section 16 of the Securities Exchange Act of 1934, as amended.
Section 162(m): Section 162(m) of the Internal Revenue Code, as amended.
If a term is used but not defined in the Plan, it has the meaning given such term in the Omnibus Plan.
Applicable Law
To the extent not preempted by federal law, or otherwise provided by local law, the Plan will be construed in accordance with, and governed by, the laws of the state of Illinois without regard to any state’s conflicts of laws principles. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.